FOR IMMEDIATE RELEASE:  Monday, September 15, 1997

CONTACT:    Gary B. Crook                             Madeleine Franco
                  Chief Financial Officer                   or Andrew Graft
                  801-484-4400                              Jordan     Richard
Assoc.
                                                      801-595-8611

                           SOS STAFFING SERVICES, INC.
             INKS AGREEMENT TO PURCHASE JESCO TECHNICAL SERVICES

SALT LAKE CITY, UTAH -- SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) announced today that it has signed an agreement to purchase the assets of JesCo Technical Services, Inc. (JesCo) of Bellevue, Wash. JesCo provides information technology
(IT) consulting and outsourcing services, specializing in high-end enterprise management, project delivery and help-desk services. The company generates annual revenues of approximately $8 million.

Howard W. Scott, Jr., chief executive officer of SOS Staffing Services, indicated that JesCo's information technology outsourcing expertise adds a third vital component to the company's IT division, which already includes consulting and information technology staffing.

"With this acquisition, we have expanded our menu of services to include outsourcing, a growing and important segment in the information technology arena," said Scott. "Having assembled a solid lineup of service offerings, we look forward to competing even more vigorously in the business of comprehensive, high-quality IT staffing."

Scott indicated that SOS expects to retain JesCo's current management and staff in the transaction, which is scheduled to commence in the first week of October 1997.

SOS Staffing Services, Inc. offers a full range of staffing services through its network of offices located in the states of Arizona, California, Colorado, Idaho, Louisiana, Minnesota, Montana, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, Texas, Utah, Washington and Wyoming.

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